Exhibit 19.1

DYADIC INTERNATIONAL, INC.

Procedures And Guidelines Governing Insider Trading And Tipping

I.	Purpose

In order to comply with federal and state securities laws governing (a) trading in Company securities while in the possession of “material non-public information” concerning the Company, and (b) tipping or disclosing material non-public information to outsiders, and in order to, among other things, prevent even the appearance of improper insider trading or tipping, protect the Company from controlling person liability and protect the reputation of the Company, its directors, officers and employees, the Company has adopted this policy for all of its directors, officers and employees, their family members, and specially designated outsiders, such as consultants, who may have access to the Company’s material non-public information.

II.	Scope

A.

This policy covers all directors, officers and employees of the Company, their family members and any corporations, partnerships, trusts or other entities owned or controlled by the foregoing persons and any trusts in which such persons are trustees or beneficiaries ("Applicable Trusts") or any corporation in which such persons hold more than 20% of the equity or voting rights ("Applicable Corporations”) (collectively referred to as “Insiders”), and any outsiders, including consultants, whom the Insider Trading Compliance Officer may designate as Insiders because they have or may gain access to material non-public information concerning the Company.

B.

The policy applies to any and all transactions in the Company’s securities, including (unless specifically excluded herein) its common stock and options to purchase common stock, and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities. Transactions subject to this policy include, but are not necessarily limited to, purchases and sales (including short-selling), whether in the open market or with the Company; transfers to anyone or any entity, whether with or without consideration; gifts; pledging of shares of options; and the granting of an option to acquire an Insider’s interest in Company securities.

C.

The policy will be delivered to all directors, officers, employees and designated outsiders upon its adoption by the Company, and to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company. Upon first receiving a copy of the policy or any revised versions, each Insider must sign an acknowledgement that he or she has received a copy and agrees to comply with the policy’s terms. Officers, employees, directors and certain designated Insiders and outsiders may be required to certify compliance with the policy on an annual basis.

III.	Insider Trading Compliance Officer and Compliance Committee

The Company has designated Ping Rawson, Chief Accounting Officer, as its Insider Trading Compliance Officer (the “Compliance Officer”). The Insider Trading Compliance Committee (the “Committee”) will consist of the Compliance Officer , and Mark Emalfarb, Chief Executive Officer. The Committee will review and either approve or prohibit all proposed trades by Insiders and designated outsiders in accordance with the procedures set forth in Section V.C., below.

In addition to the trading approval duties described in Section V.C., below, the duties of the Compliance Officer will include the following:

A.	Administering this policy and monitoring and enforcing compliance with all policy provisions and procedures.

B.	Responding to all inquiries relating to this policy and its procedures.

C.	Designating and announcing Special Blackout Periods, as defined below.

D.

Providing copies of this policy and other appropriate materials to all current and new directors, officers and employees, and such outsiders who the Compliance Officer determines have or may gain access to material non-public information concerning the Company.

E.

Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 15, 20A and 21A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and related regulations of the Financial Industry Regulatory Authority, Inc. (”FINRA”) or The Nasdaq Stock Market Inc. (“Nasdaq”); and assisting in the preparation and filing of all required reports with the U.S. Securities and Exchange Commission (“SEC”) relating to insider trading in the Company’s securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

F.	Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations or the regulations of FINRA or Nasdaq.

G.

Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

The Compliance Officer may designate one or more individuals who may perform his duties or the duties of the other member of the Committee in the event that he or the other Committee member is unable to or unavailable to perform such duties.

IV.	Definition of “Material Nonpublic Information”

A.	“Material” Information

There is no bright-line rule as to what constitutes “material” information. Generally speaking, information about the Company is “material” if there is a substantial likelihood that a reasonable stockholder would consider the information important in making a decision to buy or sell the Company’s securities, or, stated another way, if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the price of Company securities, beyond normal daily fluctuations. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

●	Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
●	Company projections and strategic plans.
●	Clinical results of the Company’s drug candidates.
●	Potential mergers and acquisitions or the sale of Company assets or subsidiaries.
●	Partnership agreements for the Company’s clinical-stage drug candidates.

●	New major contracts, order, suppliers, customer, or finance sources, or the loss thereof.
●	Major discoveries or significant changes or developments in products or product lines, clinical trial results, research or technologies.
●	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.
●	Significant pricing changes.
●	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
●

Sales of the Company’s securities by the Named Executive Officers (identified as such in the Company’s Annual Meeting Proxy Statement filed each year with the SEC (the “NEO’s”)) or by members of the Company’s Board of Directors.

●	Significant changes in senior management.
●	Significant labor disputes or negotiations.
●	Actual or threatened major litigation, or the resolution of such litigation.
●	Content of material formal FDA responses to the Company
●	Impending bankruptcy or the existence of severe liquidity problems;
●	The imposition of a ban on trading in Company Securities or the securities of another company.

When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material or non-public, you should consult with the Compliance Officer.

B.	“Non-public” Information

Material information is “non-public” if it has not been widely disseminated to the public in a manner making it available to investors generally, including, without limitation, through major newswire services, national news services and financial news services or the filing of public documents as required with the SEC. For the purposes of this policy, information will be considered public, i.e., no longer “non-public,” after the close of trading on the second full trading day following the company’s widespread public release of the information.

V.	Statement of Company Policy and Procedures

A.	Prohibited Activities

1.	No Insider may trade in Company securities while possessing material non-public information concerning the Company.

2.	No Insider may trade in Company securities during any Special Blackout Periods designated by the Compliance Officer.

3.

No Insider may trade in Company securities unless the trade(s) have been approved by the Committee in accordance with the procedures set forth in Section V.C., below, and, if required for such trade, a Form 144 filing with the SEC was also approved by the Committee. Insiders who wish to sell Company securities in order to realize their profits are strongly encouraged to sell their securities pursuant to a predetermined written plan meeting the requirements of Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”) which is approved by the Committee. To the extent possible, Insiders should retain all records and documents that support their reasons for making each trade.

4.

No member of the Committee may trade in Company securities unless the trade(s) and, if required, a Form 144, have been approved by the other members of the Committee and the Company’s outside legal counsel in accordance with the procedures set forth in Section V.C., below.

5.

No Insider may “tip” or disclose material non-public information concerning the Company to any outside person (including family members, analysts, individual investors and members of the investment community and news media), unless required as part of that Insider’s regular duties for the Company. In any instance in which such information is disclosed to outsiders, the Company shall take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material non-public information about the Company must be forwarded to the Compliance Officer.

6.

No Insider may give trading advice of any kind about the Company to anyone while possessing material non-public information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess material non-public information about the Company.

7.	No Insider may trade in any interest or position relating to the future price of Company securities, such as a put, call or short sale.

B.	Blackout Periods

1.

The period beginning fourteen days prior to the end of each quarter and ending two trading days following the date of public disclosure of the financial results for that quarter (the "Blackout Period") is a particularly sensitive period of time for transactions in the Company's stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees and consultants will, during that period, often possess material non-public information about the expected financial results for the quarter. Except as set forth in Section V.D., no Insider may trade in Company Securities during a Blackout Period, although the Committee may waive the restriction if it determines such person does not possess material non-public information.

2.

The Compliance Officer, in consultation with Company management, may, from time to time, designate special blackout periods ("Special Blackout Periods") during which trading in Company securities by all Insiders shall be prohibited.

3.	No Insiders may disclose to any outside third party that a Special Blackout Period has been designated.

C.	Procedures Relating to Trades by Insiders and Regulatory Filings

1.	Regardless of the proposed timing or type of trade, no Insider may trade in Company securities until:

a.	The person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s);

b.

The person trading has certified to the Compliance Officer in writing at the time of such proposed trade(s) that (i) he or she is not in possession of material non-public information concerning the Company and (ii) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act;

c.	The person trading has notified and received approval from the Committee for the filing of a Form 144 with the SEC; and

d.	The Committee has approved the trade(s), and the Compliance Officer has certified such approval in writing.

2.	Trades made pursuant to Rule 10b5-1 Plans

a.

The Company must pre-approve any plan, arrangement or trading instructions, etc. prepared pursuant to Rule 10b5-1 involving potential sales (or purchases) of stock or option exercises and sales, etc. (any such plan prepared in accordance with Rule 10b5-1, a “10b5-1 Plan”).

b.	In reviewing any 10b5-1 Plan, the Company shall:

i.  Verify that at the time a 10b5-1 Plan is entered into, there is no non-public material information about the Company (even if the Insider proposing the 10b5-1 Plan is not aware of such information).

ii.  Ensure that the first trade authorized by any 10b5-1 Plan does not occur until a time following the release of the Company’s next quarterly filing with the SEC subsequent to the 10b5-1 Plan going into effect;

iii. Ensure that the 10b5-1 Plan provides, where appropriate, for compliance with the restrictions set forth in Section V.B. above;

iv.  Consider whether a public announcement of the 10b5-1 Plan should be made; and

v.   Ensure that the 10b5-1 Plan includes a procedure with whomever is handling the transactions pursuant to the 10b5-1 Plan that will guarantee:

1.  Prompt filings of Forms 4 and 5 with the SEC after each transaction;

2.  Compliance with Rule 144 and/or Rule 145, if appropriate, at the time any sale; and

3.  Cessation of any transactions during any Special Blackout Periods imposed on Insiders.

3.

The existence of the foregoing approval processes does not in any way obligate the Compliance Officer or the Committee to approve any particular trades or 10b5-1 Plans proposed by Insiders. The Compliance Officer or the Committee may reject any trading requests or 10b5-1 Plans at their sole reasonable discretion.

4.

Regardless of whether an NEO or a member of the Company’s Board of Directors has plans to trade in the Company’s securities, any Form 144 filing by such an Insider with the SEC must be pre-approved by the Committee prior to any filing. In addition, such an Insider must also provide notice to the chair of the Compensation Committee of the Company’s Board of Directors of his or her intention to file a Form 144 with the SEC or to effect any trading in the securities of the Company.

D.	Exceptions to Trading Prohibitions

The prohibition on trading in Company securities during Blackout Periods, during Special Blackout Periods, or while otherwise in possession of material non-public information does not apply to:

a.

purchases made under an employee stock purchase plan operated by the Company; provided, however, that the securities so acquired may not be sold during a Blackout Period or any Special Blackout Period;

b.

exercises of stock options or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligation, in each case in a manner permitted by the applicable stock option; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) during a Blackout Period or Special Blackout Period or, if outside a Blackout Period or Special Blackout Period, without receiving the approval of the Committee

c.

automatic sales of shares of the Company’s common stock through a Company-contracted service provider or broker to cover any taxes due as a result of the vesting of restricted stock or restricted stock units, where the amount of shares sold is based on the Insider’s taxable income, the market price of the common stock on the date that the restricted stock or restricted stock units vest (the “Vesting Date”) and the market price on the date of the sale, which date shall be as soon as possible after the Vesting Date;

d.

acquisitions or dispositions of Company common stock under the Company’s 401(k) plan, which are made pursuant to standing instructions not entered into or modified during a Blackout Period or Special Blackout Period or while otherwise in possession of material non-public information; and

e.	purchases or sales made pursuant to a 10b5-1 Plan.

E.	Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short swing trading by officer and directors or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

F.	Notification of Approved Trades After Execution

Any Insider who is permitted to trade Company securities pursuant to any provision of this Section V must notify the Compliance Officer, by email and/or facsimile transmission, promptly upon the execution of such trade, but in no event later than next business day after the execution of such trade. Such notice shall include all relevant details of such trade, including, but not limited to:

a.	the name of the entity in whose name the trade was made;
b.	the type and amount of securities subject to the trade;
c.	the price at which the securities were traded; and
d.	the new number of securities owned, directly or indirectly, by the Insider subsequent to the execution of the trade.

VI.	Potential Civil, Criminal and Disciplinary Sanctions

A.	Civil and Criminal Penalties

The consequences of prohibited insider trading or tipping can be severe. Under US law, persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million, and serve a jail term of up to ten years. The Company and/or the supervisors of the person violating the rules may also face major civil and/or criminal penalties.

B.	Company Discipline

Violation of this policy or federal or state insider trading or tipping laws by any director, officer or employee, or their family members, or by any corporation, partnerships, trust or other entity owned or controlled by any of the foregoing persons or any Applicable Trust or Applicable Company, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including termination for cause.

C.	Reporting of Violations

Any Insider who violates this policy or any federal or state laws governing insider trading or tipping, or knows of such violation by any other Insiders, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the other Committee member and the Company’s outside legal counsel, will determine whether the Company should release any material non-public information, or whether the Company should report the violation to the SEC, Nasdaq, or other appropriate governmental authority.

VII.	Inquiries

Please direct all inquiries regarding this policy to the Compliance Officer.

ACKNOWLEDGEMENT OF RECEIPT

I hereby acknowledge that I have received a copy of the "Procedures and Guidelines Governing Insider Trading and Tipping" and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties and that violation of the terms of this policy may subject me to discipline by Dyadic International, Inc.. and its subsidiaries up to and including termination for cause.

Signed: _______________________________________________________

Name (please print): _____________________________________________

Date: _________________________________________________________

NOTIFICATION OF PROPOSED TRADE

To:         The Insider Trading Compliance Committee (the "Compliance Committee") of Dyadic International, Inc. ("Dyadic ")

From:         ____________________________________________ (Name of Insider)

Date:         ____________________________________________

(Please fill out that which is applicable)

I hereby notify the Compliance Committee that I intend to exercise __________ (number) of options/warrants (cross out the inapplicable word) of Dyadic common stock on ____________ (date), on behalf of _______________________________________ (indicate in whose name the shares will be registered).

I hereby notify the Compliance Committee that I intend to buy/sell (cross out the inapplicable word) __________ (number) of shares of Dyadic common stock on ________________ (date), on behalf of ______________________________________ (indicate in whose name the shares will be registered).

In connection with this proposed trade, I hereby certify that:

1.	I am not in possession of any "material non-public information" concerning Dyadic , as defined in Dyadic 's "Procedures and Guidelines Governing Insider Trading and Tipping" (the "Policy").

2.	To the best of my knowledge, the proposed trade does not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934 or Rule 144 of the Securities Act of 1933, as amended.

I understand that if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to sanctions by Dyadic as set forth in the Policy.

Submitted by

_____________________________________________

(Signature)

_____________________________________________

(Name)

_____________________________________________

(Title if signing on behalf of a corporation, partnership or other such entity)

Reviewed and approved/disapproved on behalf of the Compliance Committee:

____________________________________________ Mark Emalfarb Compliance Officer _____________________________________________ Ping Rawson Compliance Officer

Date: _________________________